News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Third Quarter 2018 Results;
Sales At High-End of Guidance Range; EPS and Local Currency
Sales Above Range

•	Third quarter sales down 10% versus last year and 2% in local currency+. Includes 3-point negative impact from 2017 closure of Beauticontrol and combination of Japanese businesses.

•	GAAP diluted E.P.S. $0.79 versus $0.61 in prior year.

•	Adjusted*, diluted E.P.S. $0.91, up 1% in local currency; 6-cents above high end of guidance range, including 5-cent benefit from lower than forecast tax rate.

•	The Company repurchased $50 million in shares in the third quarter.

Orlando, Fla., October 24, 2018 - (NYSE: TUP) Tupperware Brands Corporation today announced third quarter 2018 operating results.
Tricia Stitzel, President and Chief Executive Officer, commented, “We are pleased to have achieved a return to growth in local currency sales, adjusted for the Beauticontrol closure and our actions in Japan. This was a 2-point sequential improvement over the second quarter. Adjusted earnings per share were above our guidance range, reflecting a lower tax rate and lower costs outside the segments that more than offset investment in key markets and resin pricing pressure."
Stitzel continued, “During the quarter we saw great progress in many of our initiatives to position Tupperware with more engagement, more access and more relevance. We expanded our studios and enhanced our digital capabilities, strengthening the entrepreneurial opportunity for our 3.1 million sales force. We have a fresh and invigorated leadership team that is focused on improving the fundamentals of our business and executing our Global Growth Strategy initiatives to drive change and deliver enhanced value for our shareholders. While we are certainly better positioned today, we are continuing to work with a strong sense of urgency to make the necessary changes across our global operations to generate profitable revenue growth.”

Third Quarter Executive Summary - (Comparisons with Third Quarter 2017)

•
Net sales were $485.8 million, down 10% (2% local currency), including a 3-point impact from the 2017 closure of Beauticontrol and the combination of the NaturCare and Tupperware businesses in Japan. Emerging markets**, accounting for 72% of sales, were down 9% (up 2% local currency). The operating units with the most significant local currency sales growth in the third quarter were China, Tupperware Mexico and Tupperware South Africa, partially offset by a significant decrease in Indonesia. Established market sales decreased 13% (11% local currency), including a 9-point negative impact from the Beauticontrol closure and combination of units in Japan. The local currency sales decreases were most significant in Tupperware Australia and New Zealand, France, and Italy, partially offset by a meaningful business-to-business arrangement in Germany.

•
GAAP net income and diluted earnings per share were $39.1 million and $0.79, versus $31.4 million and $0.61 in 2017, respectively, primarily reflecting in 2018 the benefit of lower income tax expense, as well as lower re-engineering and corporate costs. There was also a negative comparison impact from foreign currency exchange rates. Adjusted, diluted earnings per share were $0.91 compared with $1.03 in the prior year, up 1% in local currency before a 13-cent, or 13% negative impact from weaker exchange rates. This was above the July guidance range, and included a 2-cent benefit of lower shares, partially offset by a negative 1-cent impact versus guidance from weaker foreign currency exchange rates.

•
Total sales force of 3.1 million was slightly up compared with the prior year, adjusting for the negative impact from higher standards being applied in calculating the sizes of the sales forces in the two South African businesses. Average active sellers in the third quarter were down 10%, including a negative 3-point impact related to Beauticontrol and NaturCare, and fewer active sellers in Fuller Mexico, Indonesia and Venezuela.

Third Quarter Business Highlights - (Comparisons with Third Quarter 2017)
Europe: Segment sales were up 1% (6% local currency).

•	Emerging markets in Europe increased 4% (13% local currency), mainly in Tupperware South Africa, up 16% (22% local currency) and CIS, up 10% (20% local currency).

•	Established markets were down 1% (even in local currency), primarily due to fewer active sellers in continental Europe, offset by significant business-to-business sales in Germany.
Asia Pacific: Segment sales were down 8% (4% local currency).

•
Emerging markets in Asia Pacific were down 5% (2% local currency), primarily in Indonesia, down 31% (25% local currency) from trends in additions and removal of sellers that led to fewer active sellers, including in response to product programs. In addition, India was down 27% (21% local currency), reflecting challenges with adding sales force members and less active sales force managers. These decreases were partially offset by increased sales in China, up 9% (12% local currency), primarily reflecting expansion in the number of studios to 6,700 studios (14% advantage over 2017).

North America: Segment sales were down 11% (9% local currency), including a negative 9-point local currency impact from Beauticontrol wind-down.

•	Tupperware United States and Canada sales were down 3% (2% local currency).

•	Tupperware Mexico sales were up 1% (6% local currency) and Fuller Mexico sales were down 6% (1% local currency).
South America: Segment sales were down 24% (up 1% local currency).

•
Local currency sales increase was primarily from Argentina due to price increases in connection with high inflation, partially offset by Brazil, down 23% (2% local currency). This reflected the consumer spending environment in connection with political and macro-economic instability, as well as lingering impact early in the quarter from the 10-day road blockade in May 2018.

Revitalization Program
Under the Company’s revitalization plan announced in July 2017, it expects to incur a total of $90 to $100 million in pretax costs, of which $78 million has been recorded to date. This includes $13 million year-to-date in 2018, of which $3 million was in the third quarter. The Company expects to incur an additional $3 million in the fourth quarter of 2018. Cash outflows associated with the program are expected to total $80 to $90 million, of which $44 million has been paid to date, including $31 million year-to-date 2018. Of this, $7 million was in the third quarter. An additional $11 million is expected to be paid in the fourth quarter of 2018.
Both the cost and cash flow are before related asset sales that could bring proceeds of up to $35 to $45 million over time, including $28 million received in connection with assets sold in the first half of 2018. The program is expected to generate about $35 million of annualized benefits once fully implemented. The Company expects to realize about two-thirds of the annualized benefit in 2018. While the expected savings are being realized, other factors are more than offsetting these amounts in the second half of the year. In addition, there was a $2.6 million benefit in the first half of 2018 compared with 2017, in connection with not having operating losses from Beauticontrol.

2018 Outlook
Based on current business trends and foreign currency rates, the Company's fourth quarter and fiscal 2018 full year outlook is provided below.
Company Level

	13 Weeks Ended		13 Weeks		52 Weeks Ended		52 Weeks
	Dec. 29, 2018		Ended		Dec. 29, 2018		Ended
	Low	High	Dec. 30, 2017		Low	High	Dec 30, 2017

USD Sales Growth vs Prior Year	(9)%	(7)%	(2)%		(7)%	(6)%	2%
GAAP EPS	$1.28	$1.33	($6.41)		$4.01	$4.06	($5.22)
GAAP Pre-Tax ROS	15.0%	15.3%	13.1%		13.6%	13.6%	8.2%

Local Currency+ Sales Growth vs Prior Year	(2)%	—%	(4)%	(b)	(4)%	(3)%	1%	(b)
EPS Excluding Items*	$1.31	$1.36	$1.59		$4.30	$4.35	$4.84
Pre-Tax ROS Excluding Items*	16.0%	16.3%	17.8%		14.1%	14.2%	14.6%

FX Impact on EPS Comparison (a)	($0.16)	($0.16)			($0.29)	($0.29)

(a)Impact of changes in foreign currency vs prior year is updated monthly at: Tupperware Brands Foreign Exchange Translation Impact Update.
(b)Impact of the 53rd week in 2016 and Beauticontrol closure on 2017 fourth quarter and full year comparisons was negative 7% and 2%, respectively.

Forecast Notes

•
There is a negative 2-point impact in the 2018 full year sales comparisons from the closure of Beauticontrol in 2017 and the combination of NaturCare and Tupperware in Japan, effective at the beginning of 2018.

•	Tax rates estimated at 29.4% on a U.S. GAAP basis and 27.3% excluding items.

•	Excludes Orlando, Florida land sales and additional re-engineering program related asset sales that may occur.
Segment Level

•
For the full year, sales are expected to be down by a low single digit percentage in Europe and North America, down mid-single digit in dollars and local currency in Asia Pacific and down about 20% in dollars and slightly in local currency in South America.

•
Segment profit return on sales, excluding items, in dollars and local currency is expected to be about even with 2017 in Europe, down about 1-point in Asia Pacific, up between 1.0 and 1.5-points in North America and down about 3.5- points in South America.

Share Repurchases
During the third quarter of 2018, the Company repurchased 1.4 million shares of its outstanding common stock for $50.2 million. The Company continues to target, over time, a debt-to-EBITDA ratio, as defined under its revolving credit agreement, of 1.75X.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Third Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, October 24, 2018, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on ir.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "intends", "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, enactment related and ongoing impacts related to the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act"), recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care, nutritional and nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the timing and success of closing asset sales contemplated by the Revitalization Program, the effects of economic and political conditions generally and foreign exchange risk in particular, leadership development and succession changes, and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.
The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
The non-GAAP financial measures include sales adjustments to remove the impact of the 2017 closure of Beauticontrol and the combination of the NaturCare and Tupperware businesses in Japan effective the beginning of 2018. On comparisons related to profit, the non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses, along with asset sales related to exited or restructured businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information, costs incurred in connection with a change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Company accounts for its operations in Argentina and Venezuela using the hyper-inflation rules under GAAP. Due to volatility in changes in exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the Argentine peso and the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.
The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.
As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
THIRD QUARTER 2018 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q3 '17%	Restated+ Inc/(Dec) vs. Q3 '17%	j		Active Sales Force	Inc/(Dec) vs. Q3 '17%	j		Total Sales Force	Inc/(Dec) vs. Q3 '17%	j
Europe	1	6			98,682	4		f	795,889	(6)
Asia Pacific	(8)	(4)	(2)	c	169,205	(14)	(12)	g	981,960	(7)	(5)
North America	(11)	(9)	1	d	196,611	(13)	(6)		754,499	(2)	(2)
South America	(24)	1		e	129,650	(7)		h	555,451	—
Total All Units	(10)	(2)	1	a	594,148	(10)	(7)		3,087,799	(4)	(4)

Emerging Market Units
Europe	4	13			80,430	11		f	623,772	(5)
Asia Pacific	(5)	(2)		c	148,499	(13)		g	898,466	(6)
North America	(3)	2		d	181,402	(6)			634,929	(4)
South America	(24)	1		e	129,650	(7)		h	555,451	—
Total Emerging Market Units	(9)	2			539,981	(6)			2,712,618	(4)

Established Market Units
Europe	(1)	—		b	18,252	(19)		f	172,117	(7)
Asia Pacific	(22)	(17)	(6)		20,706	(22)	(6)		83,494	(21)	2
North America	(21)	(20)	(2)		15,209	(52)	(1)	i	119,570	5	5
South America	—	—			—	—			—	—
Total Established Market Units	(13)	(11)	(1)		54,167	(33)	(10)		375,181	(8)	(2)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a The overall better local currency sales than active sellers comparison reflects a 3pp benefit related to a business-to-business sale in Tupperware Germany, 5pp negative impact from Beauticontrol closure, the combination of the NaturCare and Tupperware businesses in Japan and political and economic disruption in Venezuela leading to less active sellers with very little sales impact.
b The lower active sellers than local currency sales comparison in Europe established markets was due to a business-to-business sale in Tupperware Germany, which does not relate to sales force activity.
c The lower active sellers than local currency sales decrease in Asia Pacific emerging markets, was primarily from a mix shift towards Tupperware China that does not have a traditional sales force.
d The better local currency sales than active sellers comparison for North America in the emerging markets, reflected improved productivity from a shift in orders to products at higher price points.
e The lower active sellers than local currency sales increase in South America emerging markets was mainly from Argentina and Venezuela from price increases in connection with high inflation.
f The better active than total sellers comparison in Europe emerging markets was mainly from Tupperware South Africa, Avroy Shlain and Tupperware CIS with more stringent standards to join the sales force, effective the first quarter 2018 leading to meaningfully less total sellers without a corresponding reduction in active sellers. The established markets had more of a decrease in active than total sellers, mainly in Germany due to soft performance of offers, and due to the summer holiday period lasting longer than usual.
g The lower active than total sellers comparison in Asia Pacific emerging markets was mainly from Indonesia with fewer sales managers to drive activity.
h The lower active than total sellers comparison in South America emerging markets was mainly from Brazil reflecting significant re-engagement of former sellers in the middle of the quarter. Through the end of the third quarter, this group had been less active than average.
i The lower active than total sellers comparison in North America established markets was mainly from Tupperware United States and Canada, which reflected significant additions, that were not as active as more experienced sellers.
j Comparison excluding impact of 2017 Beauticontrol wind down and combination of businesses in Japan effective January 2018.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Sep 29, 2018	Sep 30, 2017	Sep 29, 2018	Sep 30, 2017
Net sales	$485.8	$539.5	$1,563.8	$1,667.2
Cost of products sold	164.1	182.7	516.6	543.0
Gross margin	321.7	356.8	1,047.2	1,124.2

Delivery, sales and administrative expense	253.0	283.5	815.0	880.4
Re-engineering and impairment charges	3.0	9.0	12.7	43.9
Impairment of goodwill	—	—	—	62.9
Gains on disposal of assets	1.5	4.1	16.1	7.3
Operating income	67.2	68.4	235.6	144.3

Interest income	0.6	0.8	2.0	2.0
Interest expense	11.3	11.5	34.3	34.7
Other (income) expense, net	(0.6)	1.3	(0.8)	3.7
Income before income taxes	57.1	56.4	204.1	107.9
Provision for income taxes	18.0	25.0	65.5	46.8
Net income	$39.1	$31.4	$138.6	$61.1

Net income per common share:
Basic income per share	$0.79	$0.62	$2.75	$1.20
Diluted income per share	$0.79	$0.61	$2.74	$1.19

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	39 Weeks Ended	39 Weeks Ended	Reported	Restated*	Foreign
	Sep 29, 2018	Sep 30, 2017%		%	Exchange	Sep 29, 2018	Sep 30, 2017%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$112.3	$110.8	1	6	$(4.5)	$388.9	$395.7	(2)	(6)	$17.6
Asia Pacific	170.0	184.4	(8)	(4)	(7.2)	522.2	545.2	(4)	(5)	3.6
North America	123.3	139.1	(11)	(9)	(4.1)	395.1	412.2	(4)	(4)	(2.3)
South America	80.2	105.2	(24)	1	(25.8)	257.6	314.1	(18)	(1)	(54.5)
	$485.8	$539.5	(10)	(2)	$(41.6)	$1,563.8	$1,667.2	(6)	(4)	$(35.6)

Segment profit (loss):
Europe	$1.0	$(2.4)	+	+	$0.4	$28.5	$29.4	(3)	(13)	$3.4
Asia Pacific	43.7	49.5	(12)	(9)	(1.8)	127.0	135.7	(6)	(8)	2.1
North America	17.6	15.7	12	18	(0.7)	59.3	52.2	13	15	(0.6)
South America	15.6	23.6	(34)	(11)	(6.2)	50.7	69.7	(27)	(12)	(12.4)
	77.9	86.4	(10)	—	(8.3)	265.5	287.0	(8)	(5)	(7.5)

Unallocated expenses	(8.6)	(14.4)	(40)	(44)	(1.1)	(32.5)	(46.9)	(31)	(32)	(0.9)
Gains on disposal of assets	1.5	4.1	(63)	(63)	—	16.1	7.3	+	+	—
Re-engineering and impairment charges	(3.0)	(9.0)	(67)	(67)	—	(12.7)	(43.9)	(71)	(71)	—
Impairment of goodwill	—	—	—	—	—	—	(62.9)	+	+	—
Interest expense, net	(10.7)	(10.7)	—	—	—	(32.3)	(32.7)	(1)	(1)	—
Income before taxes	57.1	56.4	1	21	(9.4)	204.1	107.9	89	+	(8.4)
Provision for income taxes	18.0	25.0	(28)	(21)	(2.4)	65.5	46.8	40	47	(2.1)
Net income	$39.1	$31.4	24	60	$(7.0)	$138.6	$61.1	+	+	$(6.3)

Net income per share (diluted)	$0.79	$0.61	30	65	$(0.13)	$2.74	$1.19	+	+	$(0.12)

Weighted average number of diluted shares	49.4	51.3				50.5	51.3

* 2018 actual compared with 2017 translated at 2018 exchange rates
+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Sep 29, 2018				13 Weeks Ended Sep 30, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$1.0	$0.2	b,f	$1.2	$(2.4)	$0.4	$—		$(2.0)
Asia Pacific	43.7	0.3	a	44.0	49.5	(1.8)	0.6	a,f	48.3
North America	17.6	1.7	a,b,g	19.3	15.7	(0.7)	6.2	a,b,g	21.2
South America	15.6	0.9	a,c	16.5	23.6	(6.2)	2.6	a,c	20.0
	77.9	3.1		81.0	86.4	(8.3)	9.4		87.5

Unallocated expenses	(8.6)	—		(8.6)	(14.4)	(1.1)	—		(15.5)
Gains on disposal of assets	1.5	(1.5)	d	—	4.1	—	(4.1)	d	—
Re-engineering and impairment charges	(3.0)	3.0	e	—	(9.0)	—	9.0	e	—
Interest expense, net	(10.7)	—		(10.7)	(10.7)	—	—		(10.7)
Income before taxes	57.1	4.6		61.7	56.4	(9.4)	14.3		61.3
Provision for income taxes	18.0	(1.2)	j	16.8	25.0	(2.4)	(7.0)	j	15.6
Net income	$39.1	$5.8		$44.9	$31.4	$(7.0)	$21.3		$45.7

Net income per share (diluted)	$0.79	$0.12		$0.91	$0.61	$(0.13)	$0.42		$0.90

	39 Weeks Ended Sep 29, 2018				39 Weeks Ended Sep 30, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$28.5	$0.6	b,f	$29.1	$29.4	$3.4	$1.2	b,f	$34.0
Asia Pacific	127.0	1.3	a,b,f	128.3	135.7	2.1	1.4	a,f	139.2
North America	59.3	6.1	a,b,g	65.4	52.2	(0.6)	9.0	a,b,g	60.6
South America	50.7	1.5	a,c	52.2	69.7	(12.4)	4.7	a,c	62.0
	265.5	9.5		275.0	287.0	(7.5)	16.3		295.8

Unallocated expenses	(32.5)	—		(32.5)	(46.9)	(0.9)	—		(47.8)
Gains on disposal of assets	16.1	(16.1)	d	—	7.3	—	(7.3)	d	—
Re-engineering and impairment charges	(12.7)	12.7	e	—	(43.9)	—	43.9	e	—
Impairment of goodwill	—	—		—	(62.9)	—	62.9	h	—
Interest expense, net	(32.3)	—		(32.3)	(32.7)	—	—		(32.7)
Income before taxes	204.1	6.1		210.2	107.9	(8.4)	115.8		215.3
Provision for income taxes	65.5	(6.3)	j	59.2	46.8	(2.1)	10.1	j	54.8
Net income	$138.6	$12.4		$151.0	$61.1	$(6.3)	$105.7		$160.5

Net income per share (diluted)	$2.74	$0.25		$2.99	$1.19	$(0.12)	$2.06		$3.13
* 2018 actual compared with 2017 translated at 2018 exchange rates.

a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.4 million and $2.4 million in the third quarters of 2018 and 2017, respectively. These amounts were related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income. Argentina became a hyperinflationary economy on July 1, 2018. As a result, the Company had a negative impact of $0.4 million in the third quarter of 2018.
d Gains on disposal of assets in 2018 mainly relate to disposal of a warehouse in Japan and Beauticontrol assets, and in both years to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well the costs associated with the closure of Beauticontrol and the French supply chain facility.
f Write-off of inventory associated with changes in business model.
g Beauticontrol wind down loss and inventory write-off
h Impairment of goodwill for House of Fuller Mexico.
j Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	39 Weeks Ended	39 Weeks Ended
	September 29, 2018	September 30, 2017
Operating Activities:
Net cash provided by operating activities	$13.6	$82.0

Investing Activities:
Capital expenditures	(55.2)	(52.6)
Proceeds from disposal of property, plant & equipment	36.5	11.7
Net cash used in investing activities	(18.7)	(40.9)

Financing Activities:
Dividend payments to shareholders	(104.1)	(103.9)
Repurchase of common stock	(101.3)	(0.6)
Repayment of long-term debt and capital lease obligations	(1.6)	(1.6)
Net change in short-term debt	200.7	76.1
Proceeds from exercise of stock options	0.3	9.9
Net cash used in financing activities	(6.0)	(20.1)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13.5)	6.4
Net change in cash, cash equivalents and restricted cash	(24.6)	27.4
Cash, cash equivalents and restricted cash at beginning of year	147.2	96.0
Cash, cash equivalents and restricted cash at end of period	$122.6	$123.4

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Sep 29, 2018	Dec 30, 2017
Assets:
Cash and cash equivalents	$117.6	$144.1
Other current assets	511.5	486.4
Total current assets	629.1	630.5

Property, plant and equipment, net	269.9	278.2
Other assets	450.2	479.3
Total assets	$1,349.2	$1,388.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$332.3	$133.0
Accounts payable and other current liabilities	431.4	525.8
Total current liabilities	763.7	658.8

Long-term debt	603.8	605.1
Other liabilities	210.5	243.5
Total shareholders' equity	(228.8)	(119.4)
Total liabilities and shareholders' equity	$1,349.2	$1,388.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 24, 2018
(UNAUDITED)

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2017 Actual	2018 Outlook
		Range
		Low	High
Income before income taxes	$77.1	$80.3	$83.7

Income tax	$403.7	$18.1	$19.0
Effective Rate	524%	23%	23%

Net Income (loss) (GAAP)	$(326.6)	$62.2	$64.7

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	(1.8)	—	—
Re-engineering and pension settlements	24.3	3.4	3.4
Net impact of Venezuelan bolivar devaluations	3.3	—	—
Acquired intangible asset amortization	1.9	1.9	1.9
Income tax(2)	380.4	(3.6)	(3.6)
Net Income (adjusted)	$81.5	$63.9	$66.4

Exchange rate impact(3)	(8.3)	—	—
Net Income (adjusted and 2017 restated for currency changes)	$73.2	$63.9	$66.4

% change from prior year		(13)%	(9)%

Net income (GAAP) per common share (diluted)	$(6.41)	$1.28	$1.33

% change from prior year		+	+

Net Income (adjusted) per common share (diluted)	$1.59	$1.31	$1.36

Net Income (adjusted & restated) per common share (diluted)	$1.43	$1.31	$1.36

% change from prior year		(8)%	(5)%

Average number of diluted shares (millions)	51.3	48.7	48.7

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2017 actual and 2017 translated at 2018 currency exchange rates.

+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
October 24, 2018
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2017 Actual	2018 Outlook
		Range
		Low	High
Income before income taxes	$185.1	$284.4	$287.7

Income tax	$450.5	$83.7	$84.4
Effective Rate	243%	29%	29%

Net Income (loss) (GAAP)	$(265.4)	$200.7	$203.3

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	$(9.1)	$(16.1)	$(16.1)
Purchase accounting intangibles impairment	62.9	—	—
Re-engineering and pension settlements	74.4	18.8	18.8
Net impact of Venezuelan and Argentinian currency devaluations	7.4	1.1	1.1
Acquired intangible asset amortization	7.9	7.6	7.6
Income tax(2)	370.2	2.8	2.7
Net Income (adjusted)	$248.3	$214.9	$217.4

Exchange rate impact(3)	(14.4)	—	—
Net Income (adjusted and 2017 restated for currency changes)	$233.9	$214.9	$217.4

% change from prior year		(8)%	(7)%

Net income, (loss) (GAAP) per common share (diluted)	$(5.22)	$4.01	$4.06

Net Income (adjusted) per common share (diluted)	$4.84	$4.30	$4.35

Net Income (adjusted & restated) per common share (diluted)	$4.55	$4.30	$4.35

% change from prior year		(5)%	(4)%

Average number of diluted shares (millions)	51.3	50.0	50.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as $375 million impact from adoption of 2017 tax law in the United States.
(3) Difference between 2017 actual and 2017 translated at 2018 currency exchange rates.

+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
September 29, 2018
Adjusted EBITDA:
Net income (loss)	$(187.9)
Add:
Depreciation and amortization	59.4
Gross interest expense	45.7
Provision for income taxes	469.2
Equity compensation	19.2
Pre-tax re-engineering and impairment charges	2.3
Other non-cash extraordinary, unusual or non-recurring charges	33.0
Deduct:
Cash paid for re-engineering	(39.1)
Gains on land sales, insurance recoveries, etc.	(17.9)
Total Adjusted EBITDA	$383.9

Consolidated total debt	$936.1
Divided by adjusted EBITDA	383.9
Debt to Adjusted EBITDA Ratio	2.44

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.